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                                                                     Exhibit n.1


                          Independent Auditors' Consent

To the Shareholders and Board of Directors of the Travelers Corporate Loan Fund, Inc.:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated November 13, 2001, on the statement of assets and liabilities for the Travelers Corporate Loan Fund, Inc. (the "Fund") as of September 30, 2001, and the related statement of operations and cash flows for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the two-year period then ended and from November 20, 1998 (commencement of operations) to September 30, 1999. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" and "Experts" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

                                                       KPMG LLP


New York, New York
March 8, 2002